Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated September 5, 2019, (except for the 6th paragraph of Note 1, as to which the date is November 27, 2019), with respect to the consolidated financial statements of Bill.com Holdings, Inc. included in the Registration Statement (Form S-1 No. 333-239015) and related Prospectus of Bill.com Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

June 10, 2020